Filed pursuant to Rule 424(b)(3)

Registration No. 333-255544

Amendment No. 1 dated April 22, 2024 to

Prospectus Supplement dated September 19, 2023

(To Prospectus dated May 4, 2021)

EXPLANATORY NOTE

This Amendment No. 1 to prospectus supplement dated September 19, 2023 is being filed to reduce the aggregate amount of common stock that we are offering to correct an error in calculation. No other changes have been made to the prospectus supplement.

Biotricity Inc.

Up to $2,536,114

Common Stock

This Amendment No. 1 (this “Amendment”) amends certain information contained in the prospectus supplement dated September 19, 2023 to the prospectus dated May 4, 2021 and the prospectus supplements thereto dated March 22, 2022 and July 20, 2023 (collectively, the “Prior Prospectus”) relating to the offer and sale of shares of our common stock through H.C. Wainwright & Co., LLC, acting as the agent (the “Agent”), in an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended, pursuant to an At The Market Offering Agreement between the Agent and us dated as of March 22, 2022 (the “Sales Agreement”). This Amendment should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This Amendment is not complete without, and may only be delivered or used in connection with, the Prior Prospectus, including any amendments or supplements thereto.

Our common stock is quoted on The Nasdaq Capital Market under the symbol “BTCY.” On April 22, 2024, the last reported sale price of our common stock was $1.46 per share.

We are filing this Amendment to correct the amount of shares we are offering pursuant to the Sales Agreement under the prospectus supplements dated March 22, 2022 and July 20, 2023, as supplemented by the prospectus supplement dated September 19, 2023, to decrease the amount of common stock that we are offering pursuant to the Sales Agreement such that we are offering up to an aggregate of $2,536,114 of our common stock for sale under the Sales Agreement.

Investing in our common shares involves significant risks. Before buying common shares, you should carefully consider the risks described under the caption “Risk Factors” in the documents incorporated by reference into this Amendment to prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Amendment to prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this amendment No. 1 to prospectus supplement is April 22, 2024.